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                                                                     Exhibit 5.1

                           GOODWIN, PROCTER & HOAR LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231



                                                 December 29, 1998



Burnham Pacific Properties, Inc.
610 West Ash Street, 16th Floor
San Diego, California 92101

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of (i) up to 2,800,000 shares of Series 1997-A Convertible Preferred Stock, $.01 par value per share ("Preferred Stock"), of Burnham Pacific Properties, Inc. (the "Company") by holders thereof, (ii) up to an additional 2,000,000 shares of the Company's Preferred Stock that may be issued if, and to the extent that, certain holders of preferred units of limited partnership interest ("Preferred Units") of Burnham Pacific Operating Partnership, L.P. (the "Operating Partnership") tender such Preferred Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Preferred Units for Preferred Stock,
(iii) up to 7,804,878 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), which may be issued upon conversion of the above referenced 4,800,000 shares of Preferred Stock at the initial conversion ratio of approximately 1.626 shares of Common Stock for each share of Preferred Stock,
(iv) up to an additional 574,482 shares of Common Stock which may be issued if, and to the extent that, certain holders of common units of limited partnership interest ("Common Units") of the Operating Partnership tender such Common Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Common Units for Common Stock, and
(v) an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Preferred Stock.

         In connection with rendering this opinion, we have examined the Charter, Articles Supplementary Designating 4,800,000 Shares of Series 1997-A Convertible Preferred Stock, and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; the Agreement of Limited Partnership of


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Burnham Pacific Properties, Inc.
December 29, 1998
Page 2

Burnham Pacific Operating Partnership, L.P., as amended to date; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the General Corporation Law of the State of Maryland as in effect on the date hereof, and also express no opinion with respect to the blue sky or securitites laws of any state, including Maryland.

         Based upon the foregoing, we are of the opinion that (i) the 2,800,000 shares of Preferred Stock being registered for resale by the Registration Statement are duly authorized, legally issued, fully paid and nonassessable by the Company under the General Corporation Law of the State of Maryland, and (ii) when and to the extent that (A) shares of Preferred Stock or Common Stock have been issued in exchange for Preferred Units or Common Units, respectively, tendered to the Operating Partnership for redemption as contemplated by the limited partnership agreement of the Operating Partnership, and (B) shares of Common Stock are issued upon conversion of the above referenced shares of Preferred Stock or as a result of the anti-dilution provisions of such Preferred Stock, such issued shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Maryland.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.


                                             Very truly yours,

                                             /s/ Goodwin, Procter & Hoar LLP

                                             GOODWIN, PROCTER & HOAR LLP